EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 18, 2009
Overview:
•	Net income was $4.0 million in the fourth quarter of fiscal 2009 compared to net income of $2.7 million in the fourth quarter of fiscal 2008

•	Unit volume sold increased by 9.5% while net sales increased by 1.8% for the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008

•	Gross profit margin increased to 16.0% of net sales for the fourth quarter of fiscal 2009 from 14.6% for the fourth quarter of fiscal 2008

•	Total interest bearing debt declined by 29.1% during fiscal year 2009
Elgin, IL, August 18, 2009 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) today announced operating results for its fiscal 2009 fourth quarter and fiscal year ended June 25, 2009. Net income for the fourth quarter of fiscal 2009 was $4.0 million, or $0.37 per share diluted, compared to net income of $2.7 million, or $0.25 per share diluted, for the fourth quarter of fiscal 2008. Net income for fiscal year 2009 was $6.9 million, or $0.65 per share diluted, compared to a net loss of $6.0 million, or $0.56 per share diluted, for fiscal year 2008. Net income for the current fiscal year included, on a pre-tax basis, charges related to the pistachio recall of $1.7 million after accounting for the corresponding reduction in incentive compensation expense. In comparison, the net loss in fiscal 2008 included, on a pre-tax basis, debt extinguishment costs of $6.7 million and restructuring costs of $1.8 million.
As a result of the release of an income tax valuation allowance of $3.0 million during fiscal 2009, net income for the fourth quarter of fiscal 2009 and fiscal year 2009 included an income tax benefit of $0.7 million and $0.3 million, respectively. In comparison, net income for the fourth quarter of fiscal 2008 included an income tax benefit of $0.4 million, and the net loss for fiscal 2008 included an income tax benefit of $0.9 million.

Fiscal 2009 fourth quarter net sales increased by $2.2 million, or 1.8%, to $127.5 million from net sales of approximately $125.3 million for the fourth quarter of fiscal 2008. Total pounds of all products shipped to customers in the fourth quarter of fiscal 2009 increased by 9.5% in comparison to total pounds shipped to customers in the fourth quarter of fiscal 2008. Pounds of almonds, cashews, fruit and nut mixes, mixed nuts, peanuts, snack mixes and walnuts shipped to customers increased while pounds of pecans shipped to customers decreased in the quarterly comparison. Pounds of products shipped to customers increased in the consumer, industrial and export distribution channels and decreased in the food service and contract packaging distribution channels in the quarterly comparison. The overall increase in pounds shipped to customers came mainly from new business with a large new retail customer and expanded business with an existing customer, both of which commenced in the third quarter of fiscal 2009. Additionally, an increased supply of walnuts largely led to the increase in pounds shipped to customers in the industrial and export channels.
Fiscal year 2009 net sales increased by $12.1 million to $553.8 million from $541.8 million for fiscal year 2008. Total pounds of all products shipped to customers in the current fiscal year declined by 1.8% in comparison to total pounds shipped to customers in fiscal year 2008. Pounds of cashews, fruit and nut mixes and snack mixes shipped to customers increased while pounds of almonds, pecans, peanuts and walnuts shipped to customers decreased in the yearly comparison. Pounds of products shipped to customers increased in the consumer and contract packaging distribution channels and decreased in the industrial, food service and export distribution channels in the yearly comparison. The overall decline in pounds shipped to customers in the yearly comparison came mainly from a decrease in the sale of peanuts in the industrial channel to other peanut shellers and peanut oil processors.
The gross profit margin for the fourth quarter of fiscal 2009 increased from 14.6% of net sales for the fourth quarter of fiscal 2008 to 16.0% of net sales. The improvement in gross profit margin in the quarterly comparison came mainly from a significant improvement in gross profit margins on sales of walnuts and almonds due to lower acquisition costs. A significant improvement in manufacturing efficiencies in the new Elgin facility also contributed to the increase in gross profit margin in the quarterly comparison.
Gross profit margin increased from 12.2% of net sales for fiscal 2008 to 13.1% for fiscal 2009. As was the case in the quarterly comparison, the improvement in gross profit margin in the yearly comparison came mainly from the significant improvement in gross profit margins on sales of walnuts, almonds and improved manufacturing efficiencies in the Elgin facility.
Total operating expenses for the fourth quarter of fiscal 2009 increased to 11.9% of net sales from 10.6% for the fourth quarter of fiscal 2008. The increase in total operating expenses, as a percentage of net sales, resulted from increases in advertising, consumer marketing, commissions and incentive compensation expenses. In comparison to fiscal year 2008, total operating expenses for fiscal year 2009, as a percentage of net sales, remained unchanged at 10.3%. Increases in advertising and consumer marketing expenses were offset in large part by the non-recurrence of restructuring expenses that were recorded in fiscal year 2008.

In the third quarter of fiscal 2009, the Company recorded charges of $2.4 million for the pistachio recall, including the corresponding reduction of incentive compensation expense. These charges were recorded pursuant to the Company’s estimate of the costs that could be incurred by the Company’s customers that were impacted by the recall. Based upon new information received from the impacted customers in the fourth quarter, the Company reduced its estimate of the recall costs in the fourth quarter by increasing net sales by $0.2 million and reducing administrative expenses by $0.5 million, including the corresponding increase in incentive compensation expense.
Interest expense decreased to $1.6 million for the fourth quarter of fiscal 2009 from $2.5 million for the fourth quarter of fiscal 2008 because of lower short-term interest rates and lower total debt levels. For the same reasons, interest expense decreased to $7.6 million for fiscal 2009 from $10.5 million for fiscal 2008.
The value of total inventories on hand at the end of fiscal 2009 decreased by $20.7 million, or 16.3%, in comparison to inventories on hand at the end of fiscal 2008. The value of raw nut input stocks declined by 11.4% during fiscal 2009. The decline in the value of raw nut input stocks was driven mainly by lower walnut acquisition costs and significantly lower quantities of pecans on hand. Improved inventory management during fiscal 2009 led in large part to a 21.2% decline in the value of finished goods on hand.
Primarily because of lower inventories and improved profitability, net cash provided by operating activities for fiscal year 2009 increased by $13.8 million to $43.4 compared to net cash provided by operating activities of $29.6 million for fiscal 2008. Purchases of property, plant and equipment were reduced considerably from $11.6 million in fiscal 2008 to $5.9 million in fiscal 2009. The large increase in operating cash flow and the reduction in capital expenditures led to a reduction in interest bearing debt of $38.6 million during fiscal 2009.
“Our company has returned to profitability after three challenging years,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “This turnaround in operating performance occurred as a result of exiting almond handling, aligning commodity procurement and selling activities, eliminating unprofitable items, completing the facility consolidation project and improving manufacturing efficiencies in the Elgin facility over the last two fiscal years,” Mr. Sanfilippo noted. “During fiscal 2009, we focused on improving cash flow, as evidenced by the fact that cash provided by operations increased by approximately 47% and capital expenditures decreased by approximately 49%. The improvement in cash flow occurred in large part because of better inventory management, profitability and controlling capital expenditures. Improved cash flow resulted in a 29% reduction in interest bearing debt during fiscal 2009,” Mr. Sanfilippo stated. “Looking to the future, we are committed to making additional changes in our Company to generate growth and to further improve operating results. Over the last several months, our Company’s senior management team developed a five year strategic plan which was recently approved by our Board of Directors. The newly adopted strategic plan reaffirms and deepens our focus to allocate resources to several key growth opportunities, particularly in our consumer (both branded and private label), food service and international businesses. To execute the strategic plan, our Company will continue to expand its ranks of highly experienced business leaders who will be instrumental in meeting the growth objectives set forth in the plan. As a critical part of our growth strategy, and given the Company’s renewed strength, as evidenced by our return to profitability this year, we will be more active in looking at other important growth opportunities such as acquisitions, joint ventures and strategic alliances to expand the Company’s market presence both domestically and globally,” concluded Mr. Sanfilippo.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) uncertainties and other matters regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest stockholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and future laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration and uncertainty in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ’N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	(Unaudited)		(Unaudited)
	June 25,	June 26,	June 25,	June 26,
	2009	2008	2009	2008

Net sales	$127,478	$125,257	$553,846	$541,771
Cost of sales	107,020	106,999	481,447	475,538

Gross profit	20,458	18,258	72,399	66,233

Selling expenses	10,409	8,567	36,465	34,899
Administrative expenses	4,791	4,721	20,685	18,898
Restructuring expenses	—	—	(332)	1,765

Total operating expenses	15,200	13,288	56,818	55,562

Income from operations	5,258	4,970	15,581	10,671

Other (expense):
Interest expense	(1,627)	(2,463)	(7,646)	(10,502)
Debt extinguishment	—	—	—	(6,737)
Rental and miscellaneous income (expense), net	(332)	(249)	(1,277)	(286)

	(1,959)	(2,712)	(8,923)	(17,525)

Income (loss) before income taxes	3,299	2,258	6,658	(6,854)
Income tax benefit	(652)	(407)	(259)	(897)

Net income (loss)	$3,951	$2,665	$6,917	($5,957)

Basic and diluted earnings (loss) per share	$0.37	$0.25	$0.65	($0.56)

Weighted average shares outstanding
— basic	10,618,587	10,614,125	10,618,240	10,610,272

— diluted	10,631,574	10,644,089	10,635,277	10,610,272

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 25,	June 26,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash	$863	$716
Accounts receivable, net	34,760	34,424
Inventories	106,289	127,032
Income taxes receivable	—	222
Deferred income taxes	4,108	2,595
Prepaid expenses and other current assets	1,784	1,592
Asset held for sale	—	5,569

	147,804	172,150

PROPERTIES, NET	166,345	169,204
OTHER ASSETS	8,550	9,430

	$322,699	$350,784

	June 25,	June 26,
	2009	2008

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$33,232	$67,948
Current maturities of long-term debt	11,690	12,251
Accounts payable	23,479	25,355
Book overdraft	5,632	4,298
Accrued expenses	21,021	19,435
Income taxes payable	49	—

	95,103	129,287

LONG-TERM LIABILITIES:
Long-term debt	49,016	52,356
Retirement plan	8,095	8,174
Deferred income taxes	3,634	2,595
Other	1,352	—

	62,097	63,125

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26
Common stock	81	81
Capital in excess of par value	101,119	100,810
Retained earnings	68,177	61,853
Accumulated other comprehensive loss	(2,700)	(3,194)
Treasury stock	(1,204)	(1,204)

	165,499	158,372

	$322,699	$350,784